Exhibit (a)(5)(b)

ZIONS BANCORPORATION

***FOR IMMEDIATE RELEASE***

For: ZIONS BANCORPORATION One South Main Street Salt Lake City, Utah Harris H. Simmons Chairman/Chief Executive Officer	Contact: James Abbott Tel: (801) 844-7637

Zions Bancorporation Announces Expiration and Successful Results of Preferred Stock Tender Offer

SALT LAKE CITY, November 17, 2015 – Zions Bancorporation (“Zions” or the “Company”) (Nasdaq: ZION) announced today the expiration and results, as shown in the table below, for its previously announced tender offer to purchase for cash the securities listed in the table below (collectively, the “Securities”) in an amount such that the aggregate purchase price, plus Accrued Dividends (as defined below) for such Securities, would not exceed $180,000,000 (the “Maximum Aggregate Purchase Amount”).

Acceptance Priority Level	Series of Securities	CUSIP No(s).	Liquidation Preference Per Share (1)	Total Consideration Per Share (2)	Aggregate Liquidation Preference Tendered as of Expiration Date	Proration Factor (3)	Aggregate Liquidation Preference Accepted for Purchase	Aggregate Liquidation Preference Outstanding Following the Offer	Aggregate Total Consideration Accepted for Purchase
1	Series I Fixed/Floating Rate Non-Cumulative Perpetual Preferred Stock (“Series I Shares”)	989701BD8	$1,000.00	$1,024.65	$212,409,000.00	82.7%	$175,669,000.00	$125,224,000.00	$179,999,240.85
2	Series J Fixed/Floating Rate Non-Cumulative Perpetual Preferred Stock (“Series J Shares”)	989701BF3	$1,000.00	$1,102.60	$81,417,000.00	0.0%	$—	$195,152,000.00	$—
3	Depositary Shares, each representing a 1/40th ownership interest in a share of Series G Fixed/Floating Rate Non-Cumulative Perpetual Preferred Stock (“Series G Depositary Shares”)	989701859	$25.00	$26.38	$60,910,775.00	0.0%	$—	$171,826,775.00	$—

(1)	Each $1,000 liquidation preference of the Series I Shares and Series J Shares is equal to one Series I Share and one Series J Share, respectively.
(2)	Calculated based on settlement date of November 18, 2015. Includes Accrued Dividends of $24.65 per Series I Share, $12.60 per Series J Share, and $0.28 per Series G Depositary Share.
(3)	The proration factor for the Series I Shares has been rounded to the nearest hundredth of a percentage point.

The offer expired at 11:59 p.m., New York City time, on November 16, 2015 (the “Expiration Date”). As of the Expiration Date, holders of the Securities had validly tendered and not validly withdrawn the liquidation preference amounts set forth in the table above. The Company has accepted the aggregate liquidation preference amounts for each series of Securities set forth in the table above. Because the total consideration required to purchase all Securities validly tendered and not validly withdrawn would exceed the Maximum Aggregate Purchase Amount, the Company has accepted for purchase that number of Securities that would not result in the aggregate purchase price, plus Accrued Dividends for such Securities, exceeding the Maximum Aggregate Purchase Amount. The Securities were accepted for purchase in accordance with the acceptance priority levels specified in the table above (in numerical priority order), which resulted in no Series J Shares or Series G Depositary Shares being accepted. The Series I Shares were prorated based on the proration factor set forth in the table above.

The total consideration for each Series I Share tendered and accepted for purchase pursuant to the offer, including Accrued Dividends, will equal $1,024.65 per $1,000 liquidation preference. The aggregate total consideration, including Accrued Dividends, payable by the Company for the Securities accepted for purchase is $179,999,240.85. “Accrued Dividends” means, for each Security, accrued and unpaid dividends from the last dividend payment date with respect to such Security up to, but not including, the settlement date of the offer. The Company expects that the settlement date for the offer will be November 18, 2015.

Deutsche Bank Securities Inc. and Goldman, Sachs & Co. acted as dealer managers for the offer. For additional information regarding the terms of the offer, please contact: Deutsche Bank Securities Inc. at (866) 627-0391 (toll-free) or (212) 250-2955 (collect) or Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 357-1039 (collect). Requests for the Offer to Purchase, dated October 19, 2015, and the accompanying Letter of Transmittal, dated October 19, 2015 (as amended, the “Offer Materials”) may be directed to Global Bondholder Services Corporation, which is acting as the tender agent and information agent for the offer, at (866) 470-4500 (toll-free). Holders may also obtain copies of the Offer Materials online at the Securities and Exchange Commission’s (“SEC’s”) website at www.sec.gov as exhibits to the Tender Offer Statement on Schedule TO filed by Zions with the SEC on October 19, 2015, as amended by Amendment No. 1 to Schedule TO filed by Zions with the SEC on October 30, 2015, and by Amendment No. 2 to Schedule TO filed by Zions with the SEC on the date hereof.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER OR SOLICITATION TO PURCHASE SECURITIES. THE OFFER IS BEING MADE SOLELY PURSUANT TO THE OFFER MATERIALS, WHICH SET FORTH THE COMPLETE TERMS OF THE OFFER THAT HOLDERS OF THE SECURITIES SHOULD CAREFULLY READ PRIOR TO MAKING ANY DECISION.

THE OFFER MATERIALS DO NOT CONSTITUTE AN OFFER OR SOLICITATION TO PURCHASE SECURITIES IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. IN ANY JURISDICTION IN WHICH THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER WILL BE DEEMED TO BE MADE ON BEHALF OF ZIONS BY ONE OR MORE REGISTERED BROKERS OR DEALERS THAT ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

About Zions Bancorporation

Zions Bancorporation is one of the nation’s premier financial services companies, consisting of a collection of great banks in select Western U.S. markets. Zions operates its banking businesses under local management teams and community identities in 11 Western and Southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington and Wyoming.

Forward-Looking Statement

Statements in this press release that are based on other than historical data or that express the Company’s expectations regarding future events or determinations are forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, filed with the SEC and available at the SEC’s website (www.sec.gov).

Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.